Exhibit 99.(d)
24 December 2008

The Bank of New York Mellon One Wall Street New York New York 10286 USA
For the attention of: Cristina Cobb
Dear Sirs
JSC “Rushydro”
500,000,000 American Depositary Shares Representing 100 Equity Shares of par value of one Russian Ruble each
     We have acted on your instructions as legal counsel to The Bank of New York Mellon (the “Depositary” to the transaction) in connection with the registration under the Securities Act of 1933, as amended, of 500,000,000 American Depositary Shares (“ADSs”) representing 100 equity shares with a par value of one Russian Ruble each (the “Shares”) of JSC Rushydro (the “Company”).
For the purposes of this letter, we have examined the following:
1.	a form of deposit agreement to be entered into between the Depositary and the Company (the “Deposit Agreement”); and
2.	a form of deed poll relating to the ADSs to be entered into and executed by the Company (the “Deed Poll”).
     Terms and expressions which are defined in the Deposit Agreement have the same respective meanings when used in this letter.
     The opinion set out in this letter relates only to English law as in force at the date hereof and therefore for the purposes of this letter no investigation has been made of the laws of any other jurisdiction other than England and Wales, and no opinion is expressed regarding the laws of any other jurisdiction. The opinion set out in this letter is based upon the following assumptions:

(i)	The genuineness of all signatures, stamps and seals, the conformity to the originals of all documents supplied to us as certified or photostatic or faxed copies and the authenticity of the originals of such documents.
(ii)	The Deposit Agreement and the Deed Poll will be duly authorised, executed and delivered of by each of the parties thereto, in the form examined by us, and that the performance thereof will be within the capacity and powers of each of them.
(iii)	That the master American Depositary Receipt (the “Master ADR”) and any certificates for the ADSs in definitive registered form will be executed, authenticated and issued in the forms scheduled to the Deposit Agreement.
(iv)	The obligations of the Company contained in the Deposit Agreement which are expressed to be governed by the laws of the United States are legal, valid, binding and enforceable obligations of the Company under the laws of the United States.
(v)	There is nothing under the laws of the jurisdiction of incorporation of the Company or the Depositary or any other jurisdiction other than the United Kingdom, which affect the terms of this opinion.
(vi)	The absence of any other arrangements between any of the parties to the Deposit Agreement or the Deed Poll which modify or supersede any of the terms of the Deposit Agreement or the Deed Poll.
(vii)	That all requirements of the Deposit Agreement and the Conditions are performed in accordance with the terms of the Deposit Agreement and the Conditions.
On the basis of such assumptions and subject to the reservations set out below, we are of the opinion that:
1.	the ADSs, when issued in accordance with the terms of the Deposit Agreement and the Conditions, and subject to any provision of Russian law or regulation and to the terms of the Shares, will be legally issued; and
2.	Holders will be entitled to the benefit of the obligations of the Company in relation to the ADSs as provided in the Deed Poll.
The opinion set forth is subject to the following reservations:
(a)	The power of an English court to order specific performance of an obligation or to order any other equitable remedy is discretionary and, accordingly, an English court might make an award of damages where specific performance or any other equitable remedy was sought.
(b)	Where obligations of any person are to be performed in jurisdictions outside England, such obligations may not be enforceable under English law to the extent that performance thereof would be illegal or contrary to public policy under the laws of any such jurisdiction, and an English court may take into account the law of the place of performance in relation to the manner of performance and to the steps to be taken in the event of defective performance.

(c)	A party to a contract may be able to avoid its obligations under that contract (and may have other remedies) where it has been induced to enter into that contract by a misrepresentation and the English courts will generally not enforce an obligation if there has been fraud.
(d)	Enforcement may be limited by the provisions of English law applicable to agreements held to have been frustrated by events happening after its execution.
(e)	Whilst an English court has power to give judgement in a currency other than pounds sterling, it has discretion to decline to do so.
(f)	Any provision to the effect that any calculation, determination or certification will be conclusive and binding will not be effective if such calculation, determination or certification is fraudulent, arbitrary or manifestly incorrect and, in any such case, an English court may regard any calculation, determination or certification as no more than prima facie evidence of the matter calculated, determined or certified.
(g)	There is some possibility that an English court would hold that a judgement on the Deposit Agreement or on the Deed Poll, whether given in an English court or elsewhere, would supersede the Deposit Agreement or the Deed Poll to all intents and purposes, so that any obligation thereunder which by its terms would survive such judgement might not be held to do so.
(h)	Enforcement of rights may be or become limited by prescription or by the lapse of time, or may be or become subject to set-off or counterclaim.
(i)	If the Deposit Agreement or the Conditions do not provide a contractual remedy for late payment of any amount payable thereunder that is a substantial remedy within the meaning of the Late Payment of Commercial Debts (Interest) Act 1998, the person entitled to that amount may have a right to statutory interest (and to payment of certain fixed sums) in respect of that late payment at the rate (and in the amount) from time to time prescribed pursuant to that Act. Any term of the Deposit Agreement or the Conditions may be void to the extent that it excludes or varies that right to statutory interest, or purports to confer a contractual right to interest that is not a substantial remedy for late payment of that amount, within the meaning of that Act. We express no opinion as to whether any such provisions in the Deposit Agreement or the Conditions do in fact constitute a “substantial remedy” in compliance with the conditions set out in Section 9 of such Act.
(j)	Any indemnity may be void insofar as it relates to stamp duty or registration taxes payable in the United Kingdom.
(k)	Any provision purporting to require a party to indemnify another person against the costs or expenses of proceedings in the English courts is subject to the discretion of the court to decide whether and to what extent a party to such proceedings should be awarded the costs or expenses incurred by it in connection therewith.
(l)	Any question as to whether or not any provision of any agreement or instrument which is illegal, invalid, not binding, unenforceable or void may be severed from the other provisions thereof in order to save those other provisions would be determined by an English court in its discretion.

(m)	We express no opinion as to any purported obligation under the Deposit Agreement or the Conditions in favour of any person who is not a party thereto (except as may arise under the Deed Poll) and, in particular (but without limitation), the Holders will not be entitled to enforce the obligations of the Company under the Deposit Agreement, and the Company will not be entitled to enforce any obligations of the Holders under the Conditions.
     We express no opinion as to any agreement, instrument or other document other than as specified in this letter, or as to any liability to tax or duty which may arise or be suffered as a result of or in connection with the ADSs or their creation, issue and transfer.
     This letter is given solely for the purposes of the issue of the ADSs and for the information of The Bank of New York Mellon and may not be relied upon for any other purpose or by any other person.
Yours faithfully,
/s/  Clifford Chance LLP